                           HERBAL PRODUCTS SUPPLY AGREEMENT

     THIS AGREEMENT is entered into effective as of the 19th day of November, 1997, by and between PharmaPrint Inc., a corporation of the State of Delaware having its principal place of business at 4 Park Plaza, Suite 1900, Irvine, California 92614 ("PharmaPrint") and Hauser Inc., a corporation of the State of Colorado, having offices at 5555 Airport Blvd., Boulder, Colorado 80301 ("Hauser").

                                 WITNESSETH, THAT:
                                      WHEREAS:

A. Hauser has developed special processes, know-how, technologies, and trade secrets giving rise to a specific expertise in the extraction, isolation, and purification of a variety of herbal products.

B. Hauser's expertise enables it to produce bulk quantities of desired herbal extracts which provides competitive advantages to Hauser, and which are very valuable to Hauser, as Hauser supplies herbal extracts to many customers.

C. PharmaPrint desires to secure a coordinated and continuous commercial supply of certain herbal extracts.

D. Hauser represents that it has or will have by no later than December 31, 1997 the ability to manufacture and sell to PharmaPrint certain herbal extracts, identified below, in commercial quantities utilizing Hauser's "Good Manufacturing Process."

E. PharmaPrint furthermore has developed proprietary technological information, know-how, trade secrets, and obtained patents and filed patent applications relating to and/or covering the subjects of Paragraph F below.

F. PharmaPrint has furthermore developed a process for the identification, characterization of and standardization of the amounts of bioactive components in herbal extracts (hereinafter referred to as the "PharmaPrint-Registered Trademark- Process") and is seeking to commercialize certain herbal extracts upon further characterization and standardization utilizing the PharmaPrint-Registered Trademark- Process.

G. PharmaPrint further desires to secure a coordinated and continuous commercial supply of herbal extracts that have been identified, characterized and standardized using the PharmaPrint-Registered Trademark-Process.

H. PharmaPrint recognizes and acknowledges the advantages and value of Hauser's expertise and desires Hauser to utilize the PharmaPrint-Registered Trademark- Process to manufacture herbal extracts (hereinafter referred to as "PharmaPrint-Registered Trademark- Herbal Products").

I. Hauser represents that it has or will have the ability to manufacture and sell to PharmaPrint, PharmaPrint-Registered Trademark- Herbal Products in commercial quantities utilizing Hauser's "Good Manufacturing Process".

     NOW, THEREFORE, in consideration of the foregoing and of the covenants, hereinafter set forth, the parties hereto agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

      Terms defined in this Article I shall for all purposes of this Agreement, as the same may be amended or supplemented from time to time, have the meaning herein specified.

1.1   The term "Effective Date" shall mean the date first written herein above.

1.2 The term "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereto as well as any governmental agencies of comparable jurisdiction in the Territory and elsewhere.

1.3 The term "GMP" means the good manufacturing practice regulations of the FDA as described in the United States Code of Federal Regulations or any successor regulations in the United States and as may be described in comparable regulations in force in countries within the Territory. For DSHEA Licensed Products, "GMP" shall mean compliance with the regulations of the United States Dietary Supplement Health and Education Act of 1994 and comparable regulations in force in countries within the Territory, and elsewhere as applicable.

1.4 The term "Government Approvals" shall mean any approvals, licenses, registrations or authorizations, howsoever called, of any United States federal, state or local regulatory agency, department, bureau or other governmental entity, including the FDA, and similar Government Approvals in the other countries within the Territory and elsewhere, necessary for the manufacture, use, storage, transport or sale, both interstate and intrastate, in the United States, its territories, possessions and Puerto Rico as well as the other countries within the Territory and elsewhere. In the case of DSHEA Licensed Products, the term "Government Approvals" shall mean compliance with the applicable sections of the United States Dietary Supplement Health and Education Act of 1994.

1.5 The term "Specifications" shall mean the specifications for the Herbal Products, PANAX GINSENG, ECHINACEA PURPUREA and VALERIANRIS OFFICINALIS, as represented in Attachments A, B, and C, respectively, attached hereto.

1.6 The term "PharmaPrint-Registered Trademark- Specifications" shall mean the specifications as defined from the "Validation Agreement," to be incorporated into this Agreement at a later date, for the PharmaPrint-Registered Trademark- Herbal Products, PANAX GINSENG, ECHINACEA PUPUREA and VALERIANRIS OFFICINALIS.

1.7 The term "PharmaPrint Affiliate" shall mean any company which directly or indirectly through stock ownership or through other contractual arrangement either controls, or is controlled by, or is under common control with PharmaPrint.

1.8 The term "Patent Rights" shall mean any and all issued patents in the United States, Canada and or Mexico and any and all patent applications for letters patent pending in the above countries (until such time as such applications or any of them are denied, abandoned, or issued into patents) listed in Attachment D attached hereto, any patents issuing from such applications, all divisionals, continuations, continuations-in-part and all patents granted thereon, as well as all other patents in the Territory, including any re-issues, renewals, or extensions thereof, which are owned by PharmaPrint, a PharmaPrint Affiliate or under which PharmaPrint or a PharmaPrint Affiliate shall have the right to grant rights, and which claim a PharmaPrint-Registered Trademark- Process for identifying, characterizing, and standardizing the amounts of bioactive components in herbal extracts or any Improvements, which claim has not lapsed, become abandoned or been declared invalid or unenforceable by a final non-appealed or unappealable decision or judgment of a court or tribunal of competent jurisdiction.

1.9 The term "Herbal Product(s)" shall mean only the herbal extracts which are the subject of this Agreement and are or will be produced by Hauser in the open market; namely extracts of PANAX GINSENG, ECHINACEA PURPUREA, VALERIANRIS OFFICINALIS, or any other herbal extracts mutually agreed upon in the future.

1.10 The term "PharmaPrint-Registered Trademark- Herbal Product(s)" shall mean only extracts of PANAX GINSENG, ECHINACEA PURPUREA, VALERIANRIS OFFICINALIS or any other herbal extracts mutually agreed to in the future that are manufactured according to the PharmaPrint-Registered Trademark- Process and the PharmaPrint-Registered Trademark- Specifications that are to be developed and supplied to Hauser by PharmaPrint.

1.11 The term "Improvements" shall mean any and all new and useful processes, improvements, manufactures, devices, compositions of matter (except as limited below) or methods of use first conceived, reduced to practice or developed after the Effective Date and during the term of this Agreement by PharmaPrint, or a PharmaPrint Affiliate, Hauser or any employees, consultants or other persons under their direction or control of said entities which increase the performance, efficacy or safety of the PharmaPrint-Registered Trademark- Herbal Product, reduce the cost of manufacture, harmful side-effects or adverse reactions of the PharmaPrint-Registered Trademark- Herbal Product, or the practice of the method(s) claimed in any of the patents and/or patent applications within the Patent Rights. For the avoidance of doubt, the defined term "Improvements" does not include the PharmaPrint-Registered Trademark-Herbal Product PER SE.

1.12 The term "Additional Supply Agreement" means the Agreement for the sale and supply of the herbal extract Saw Palmetto by Hauser to PharmaPrint as executed by the parties concurrently with this Agreement.

1.13 The term "Territory" shall mean the United States, its territories, possessions, Puerto Rico, Canada and Mexico.

1.14 The term "Contract Year" shall mean the year that initially commences on the Effective Date of this Agreement and running through December 31, 1998. Subsequent Contract Years will commence on January 1st of each subsequent year and run through December 31st of that year.

                                     ARTICLE II
                                 PURCHASE AND SALE

2.1 Hauser agrees to and shall manufacture and provide to PharmaPrint and PharmaPrint agrees to and shall purchase from Hauser the PharmaPrint-Registered Trademark- Herbal Products listed below in at least the amounts indicated for the years there identified, subject to the other provisions of this Agreement.


PharmaPrint-Registered Trademark-                 Contract Year
Herbal Products
                                        1998           1999           2000
--------------------------------------------------------------------------------

ECHINACEA PURPUREA
Quantity (Kilograms)                    15,000         19,000         24,000

PANAX GINSENG
Quantity (Kilograms)                    7,500          10,000         12,500

VALERIANRIS OFFICINALIS
Quantity (Kilograms)                    7,500          10,000         12,500


2.2 In the future Hauser may supply PharmaPrint with the PharmaPrint -Registered Trademark- Herbal Products according to the PharmaPrint -Registered Trademark- Specifications that are to be determined and mutually agreed upon between the parties at a future date. Hauser agrees not to supply any third party with or itself market for sale any of the PharmaPrint -Registered Trademark- Herbal Products developed in accordance with the PharmaPrint "Validation Agreement."

2.3 Hauser is obligated to supply to PharmaPrint one-hundred percent (100%) of PharmaPrint's requirements for each of the PharmaPrint-Registered Trademark-Herbal Products in the Territory; however, nothing in this Agreement shall preclude Hauser from supplying or continuing to supply the Herbal Products to customer's other than PharmaPrint.

2.4 In the 1998 Calendar year Hauser agrees to manufacture and deliver to PharmaPrint and PharmaPrint agrees to and shall purchase at least 3,000 kgs of each PharmaPrint -Registered Trademark- Herbal Product by January 1, 1998, 3,000 kgs of each PharmaPrint -Registered Trademark- Herbal Product by April 15, 1998, and the remaining minimum product requirements listed in Paragraph 2.1, prior to December 31, 1998. By January 30, 1998, PharmaPrint shall provide Hauser with a forecast prepared in good faith of its quarterly requirements of all PharmaPrint -Registered Trademark- Herbal Products for the following eighteen (18) month period, the initial six (6) month period thereof being known as the "Initial Forecast". Purchase orders will be placed by PharmaPrint corresponding to the first three (3) months of the Initial Forecast. Throughout the term of the Agreement, PharmaPrint shall further provide Hauser with a rolling monthly forecast of PharmaPrint's anticipated requirements of all PharmaPrint -Registered Trademark- Herbal Products for the subsequent three (3) month period ("Updated Forecast"). The forecasted requirements of all PharmaPrint -Registered Trademark- Herbal Products in each Updated, three (3) month, Forecast shall be binding upon PharmaPrint. After the first Contract Year of this Agreement each subsequent Updated Forecast shall bind PharmaPrint only to the minimum forecasted requirements as outlined in Paragraph 2.1, and will be used for the purpose of assisting Hauser to procure raw materials and manufacture the PharmaPrint -Registered Trademark- Herbal Products for the applicable period. PharmaPrint agrees to purchase a minimum of one-half (1/2) of the yearly purchase requirements within six (6) months of the second and third Contract Years.

2.5 PharmaPrint shall place purchase orders for each of the PharmaPrint-Registered Trademark- Herbal Products with Hauser from time to time specifying the quantities of each of the PharmaPrint-Registered Trademark-Herbal Products desired, and the places in which and the manner and dates by which delivery is to be made; said delivery dates are to be no earlier than ninety (90) days from the date of the purchase order unless otherwise requested by PharmaPrint and agreed to by Hauser.

2.6 Hauser shall acknowledge all purchase orders within ten (10) business days of their receipt. Hauser shall execute all accepted purchase orders by delivery of all ordered quantities of the PharmaPrint-Registered Trademark-Herbal Products no later than the delivery dates provided in the purchase orders of PharmaPrint to the destination recited therein, unless otherwise requested by PharmaPrint and agreed to by Hauser.

2.7 To the extent that the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

2.8 Title and risk of loss will pass to PharmaPrint upon delivery of the PharmaPrint-Registered Trademark- Herbal Products to the designated carrier of PharmaPrint at Hauser's manufacturing facility or its storage facility. The parties agree that Hauser's facilities shall be domestically located unless otherwise agreed.

2.9 All PharmaPrint-Registered Trademark- Herbal Products supplied by Hauser to PharmaPrint in response to purchase orders placed by PharmaPrint will conform to the Specifications and/or the PharmaPrint-Registered Trademark-Specifications, respectively, and shall be accompanied by the applicable certificate of analysis. Hauser shall manufacture all PharmaPrint-Registered Trademark- Herbal Products under approved Good Manufacturing Procedures conforming with GMP regulations. Further, Hauser shall have the sole responsibility for obtaining all Government Approvals and meeting DSHEA statutes and rules.

2.10 Should the minimum yearly quantities not be purchased in the applicable Contract Year then, subject to the provisions and terms of this Agreement, PharmaPrint agrees to and shall pay Hauser fifteen percent (15%) of the then per kilogram price of each of the PharmaPrint-Registered Trademark- Herbal Products not purchased from Hauser, up to the total of the minimum kilograms per six (6) months volume requirements set forth above. PharmaPrint agrees to pay Hauser 15% of the per kilogram price of each of the PharmaPrint-Registered Trademark-Herbal Products not purchased from Hauser within sixty (60) days of communicating to Hauser of its intention not to purchase. Both parties reserve the right, using due diligence, to offset excess finished goods inventory by purchasing or selling inventory. PharmaPrint agrees to reimburse Hauser for any excess inventory up to 15% maximum penalty. In the event PharmaPrint does not purchase the minimum yearly amounts or terminates the agreement prior to the fourth (4th) year of supply PharmaPrint agrees to reimburse Hauser the cost of all outstanding raw material inventory. This raw material reimbursement is predicated on the third (3rd) year annual eighteen (18) month product forecast volumes outlined in 2.4 of the agreement. Both parties have the right using due diligence to offset excess raw material inventories by purchasing or selling excess inventory. PharmaPrint agrees to reimburse Hauser for any excess inventory beyond these efforts.

2.11 The prices for each Herbal Product for the first Contract Year are set forth in the table below. All prices for Herbal Products are freight on board ("FOB") Hauser's manufacturing or storage facility, depending on the location from which Hauser ships, or as may be agreed to by the parties.


Herbal Products               1st and 2nd  Contract Year Price (except
                              as referenced below)
--------------------------------------------------------------------------------
ECHINACEA PURPUREA            $185.00 per Kg
--------------------------------------------------------------------------------
PANAX GINSENG                 $171.00 per Kg
--------------------------------------------------------------------------------
VALERIANRIS OFFICINALIS       $65.00 per Kg
--------------------------------------------------------------------------------

The prices for each PharmaPrint-Registered Trademark- Herbal Product are based upon herbal product specifications. Any increase in cost due to new PharmaPrint Herbal Product specifications will be mutually agreed to and negotiated if necessary. After the second Contract Year, Hauser may adjust the price of each PharmaPrint-Registered Trademark- Herbal Product not more than once per Contract Year upon not less than ninety (90) days written notice to PharmaPrint with written agreement from PharmaPrint, to adjust for increases in Hauser's manufacturing costs ("Manufacturing Costs"). Any price adjustment hereunder shall apply only to the PharmaPrint-Registered Trademark- Herbal Products sold in response to orders placed after the date on which such adjustment becomes effective. Such increase in price for each PharmaPrint-Registered Trademark-Herbal Product shall be based on the increase in Manufacturing Cost for that PharmaPrint-Registered Trademark- Herbal Product but only upon mutual agreement shall the increase for Manufacturing Cost be greater than that set forth in the Consumer Price Index applicable at the time the price adjustment is negotiated. Product price increases may also reflect increases in raw material costs. Raw material cost increases may not be reflective of the Consumer Price Index costs, therefore increases in the PharmaPrint-Registered Trademark- Herbal Product prices due to raw material increases will not be subject to Consumer Price Index restrictions provided, however, that Herbal Product prices remain competitive with the world market. PharmaPrint and Hauser agree that upon written submission from Hauser of evidence of adjustments in raw material costs the PharmaPrint-Registered Trademark- Herbal Product prices may be adjusted once per year after the first year to reflect such changes. Hauser shall keep complete and accurate records of all Manufacturing Costs incurred in the manufacture of each PharmaPrint-Registered Trademark- Herbal Product to PharmaPrint. Hauser shall provide access to said records during reasonable business hours to a certified public accountant selected by PharmaPrint and reasonably acceptable to Hauser, who shall, at PharmaPrint's expense, have access to such records deemed by such accountant as reasonably necessary in verifying for PharmaPrint, not more than once each calendar year, such costs incurred by Hauser.

2.12 With regard to the PharmaPrint-Registered Trademark- Herbal Product VALERIANRIS OFFICINALIS, due to the current uncertainty of raw material costs the parties agree to a one time review of the price of that PharmaPrint-Registered Trademark- Herbal Product following the delivery of the initial 3,000 Kilograms by January 1, 1998. All other price reviews for Valerian will be limited to and in accordance with the terms listed above.

2.13 PharmaPrint shall randomly inspect all shipments of all PharmaPrint-Registered Trademark- Herbal Product to determine whether or not the PharmaPrint-Registered Trademark- Herbal Products are in conformity with the Specifications and/or the PharmaPrint-Registered Trademark- Specifications, respectively. In the event that any portion of the shipment of PharmaPrint-Registered Trademark- Herbal Products received by PharmaPrint fails to conform to the Specifications and/or the PharmaPrint-Registered Trademark-Specifications, respectively, as mutually agreed upon, PharmaPrint may reject the non-conforming PharmaPrint-Registered Trademark- Herbal Product shipment by giving written notice to Hauser within sixty (60) days of PharmaPrint's receipt of the PharmaPrint-Registered Trademark- Herbal Products, which notice shall specify the manner in which the PharmaPrint-Registered Trademark- Herbal Product failed to meet the Specifications and/or the PharmaPrint-Registered Trademark-Specifications, respectively. Failing such notification, PharmaPrint will be deemed to have accepted the PharmaPrint-Registered Trademark- Herbal Product, and Hauser shall not thereafter be required to indemnify PharmaPrint for breach of its warranties under Paragraph 5.2 as to such PharmaPrint-Registered Trademark- Herbal Product, except for defects not reasonably discoverable by PharmaPrint in such inspection.

2.14 In the event Hauser does not agree that any such PharmaPrint-Registered Trademark- Herbal Product failed to meet the Specifications and/or the PharmaPrint-Registered Trademark- Specifications, respectively, and PharmaPrint and Hauser cannot reach agreement with respect to such PharmaPrint-Registered Trademark- Herbal Product, Hauser will submit the question of whether the PharmaPrint-Registered Trademark- Herbal Product failed to meet the Specifications and/or the PharmaPrint-Registered Trademark- Specifications, respectively, to an independent laboratory selected by Hauser and approved by PharmaPrint for determination. The findings of such laboratory shall be binding upon PharmaPrint and Hauser and the cost of such determination shall be paid by the party in error.

2.15 Should the analysis of the independent laboratory, chosen in accordance with Paragraph 2.14, confirm that Hauser was at fault, Hauser shall replace any PharmaPrint-Registered Trademark- Herbal Product not conforming to the Specifications and/or the PharmaPrint-Registered Trademark- Specifications, respectively, forthwith, at its expense, or if it is unable to make prompt replacement, Hauser shall either credit PharmaPrint's account or refund any payment made on the non-accepted PharmaPrint-Registered Trademark- Herbal Product, depending on PharmaPrint's account balance, within forty-five (45) days of the independent laboratory's written notification of non-conforming PharmaPrint-Registered Trademark- Herbal Product. PharmaPrint shall return, at Hauser's expense, the non-accepted PharmaPrint-Registered Trademark- Herbal Product to Hauser.

2.16 Following the signing of required confidentiality agreements Hauser shall secure access for PharmaPrint, employees of the Government regarding Governmental Agencies and PharmaPrint's distributors to the operations and facilities of Hauser wherein the PharmaPrint-Registered Trademark- Herbal Products are manufactured, packaged, tested, labeled, stored and/or shipped. PharmaPrint and such other entities shall have the right to inspect such operations or facilities for, INTER ALIA, GMP purposes and on reasonable prior notice.

                                    ARTICLE III
                                RIGHT TO MANUFACTURE

3.1 In the event that Hauser is unable at any time to supply commercial quantities of PharmaPrint-Registered Trademark- Herbal Products for a period of sixty (60) consecutive days for any reason, including acts of FORCE MAJEURE, PharmaPrint shall have the right to have a third party manufacture the PharmaPrint-Registered Trademark- Herbal Products for PharmaPrint. The time of such manufacture by such third party shall be for a finite duration of reasonable length in view of the complexity and costs of arranging such change in the PharmaPrint-Registered Trademark- Herbal Product manufacturing. As used herein, commercial quantities of PharmaPrint-Registered Trademark- Herbal Product shall mean total units of PharmaPrint-Registered Trademark- Herbal Product equal to seventy five percent (75%) of PharmaPrint's quarterly orders of the preceding two (2) quarters.

3.2 Recognizing that a third party manufacturer ("TPM"), under Paragraph 3.1, may require technical assistance in manufacturing the PharmaPrint-Registered Trademark- Herbal Products, if requested by PharmaPrint:

      3.2.1 Hauser shall assist TPM in determining and acquiring machinery and equipment necessary to manufacture the PharmaPrint-Registered Trademark-Herbal Products by TPM. Upon request by PharmaPrint Hauser will assist TPM in discussions between TPM and equipment manufacturers, subject to the terms and conditions of subparagraph 3.2.3.

      3.2.2 If technical assistance is requested by TPM at the time of installation of equipment in TPM's plant, one Hauser engineer will be sent to TPM's plant, for a maximum period of thirty (30) calendar days, subject to the terms and conditions of subparagraph 3.3.

      3.2.3 PharmaPrint may request the assistance of Hauser's engineers at TPM's plant whenever necessary during the term of Paragraph 3.4 to solve some particular problems or complete the training of TPM's engineers. PharmaPrint will notify Hauser thirty (30) calendar days in advance of the start-up date of TPM's plant, and Hauser shall extend its technical assistance for such start-up under the terms and conditions set forth below:

          3.2.3.1 Hauser will designate one or more highly qualified specialists to stay at TPM's plant for a continuous or an interrupted period of up to a total of thirty (30) calendar days according to the reasonable needs of TPM. Should a given specialist not be acceptable, TPM may, at any time, upon fourteen (14) calendar days notice, ask for a replacement of the specialist sent by Hauser with someone more qualified, and Hauser agrees to make a reasonable effort to furnish such a replacement within this fourteen (14) day period in order to provide uninterrupted technical assistance.

          3.2.3.2 In addition to the assistance mentioned in 3.2.3.1 above, Hauser will provide, at TPM's request, one highly qualified specialist for ninety (90) calendar day periods, with or without interruption, until the technical assistance extended reaches a total of twelve man-months, but in no event for periods beyond the term of this Agreement.

3.3 Hauser's remuneration for technical assistance at TPM's plant shall be as follows:

      3.3.1 PharmaPrint shall pay directly or reimburse upon appropriate justification the travel and living expenses of Hauser's specialists. In addition, PharmaPrint shall pay Hauser an amount equal to three times the Gross Salary of the specialist divided by 365 days for each working day of each specialist's absence from Hauser's premises for the purpose of extending assistance to TPM; and

      3.3.2 Such remuneration shall be made within one (1) month after Hauser invoices PharmaPrint for such reimbursement payments.

3.4 If the procedure of Paragraph 3.1 is implemented, the manufacture of the PharmaPrint-Registered Trademark- Herbal Products by the third party and its supply to PharmaPrint shall revert to Hauser upon, (a) notification to PharmaPrint from Hauser that Hauser is again able to manufacture and supply the PharmaPrint-Registered Trademark- Herbal Products, and (b) termination of any third party obligations incurred by PharmaPrint in obtaining supply of the PharmaPrint-Registered Trademark- Herbal Products pursuant to Paragraph 3.1 hereof. Upon such reversion, the third party manufacturer's right to use the manufacturing know-how shall terminate within sixty (60) days.

3.5 Hauser agrees that as to the PharmaPrint-Registered Trademark- Herbal Products identified in this Agreement and those herbal extracts identified in the Additional Supply Agreement contemporaneously entered into between the parties, if PharmaPrint so desires, it may have herbal extracts other than those identified in the aforementioned Agreements manufactured and sold to it by a third party manufacturer of PharmaPrint's choice. PharmaPrint agrees to offer Hauser first right of refusal to manufacture and supply other herbal extracts as long as Hauser's herbal extracts meet PharmaPrint's quality and price requirements.

                                     ARTICLE IV
                                RECALLS AND RETURNS

4.1 In the event of a recall of any of the PharmaPrint-Registered Trademark-Herbal Products required by a governmental agency or authority of competent jurisdiction or if a recall of any PharmaPrint-Registered Trademark- Herbal Product is reasonably deemed advisable by PharmaPrint, such recall shall be promptly implemented and administered by PharmaPrint in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. In the event that a recall is required as a result of Hauser's breach of its obligations hereunder, all costs and expenses incurred in connection therewith shall be borne by Hauser. PharmaPrint shall bear all costs associated with such recalls not borne by Hauser.

4.2 The provisions and obligations of this Article IV shall survive any termination or expiration of this Agreement.

                                     ARTICLE V
                     WARRANTIES, COVENANTS AND REPRESENTATIONS

5.1 PharmaPrint represents and warrants to Hauser that the execution of this Agreement and the full performance and enjoyment of the rights of PharmaPrint under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written, or oral between PharmaPrint and any third party. Hauser represents and warrants to PharmaPrint that the execution of this Agreement and the full performance and enjoyment of the rights of Hauser under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written, or oral between Hauser and any third party.

5.2   Hauser warrants that the PharmaPrint-Registered Trademark- Herbal
Products supplied by Hauser pursuant to Paragraph 2.1 of this Agreement shall conform to the Specifications and/or the PharmaPrint-Registered Trademark-Specifications, respectively, be manufactured in accordance with GMP and shall comply with all applicable laws in the Territory. Provided, however, that Hauser does not make any such warranty as to any matters or processes (including the Specifications and/or the PharmaPrint-Registered Trademark- Specifications) specified or established by PharmaPrint. Pursuant to the "Validation Agreement," the specifications will be reviewed and altered if necessary as agreed by both parties.

5.3 Hauser shall indemnify, defend and hold harmless PharmaPrint from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) except as arising from events listed here below in paragraph 5.4 to which PharmaPrint is or may become subject insofar as they arise out of or are alleged or claimed to arise out of:

      (i) personal injury, death or property damage sustained by any person(s) resulting from the use of the PharmaPrint-Registered Trademark- Herbal Products defectively manufactured by Hauser.

      (ii) any material breach by Hauser of any covenants or warranties of Hauser, or

      (iii) any grossly negligent or willful act or omission by Hauser or its employees, agents or subcontractors

5.4 PharmaPrint shall indemnify, defend and hold harmless Hauser, its subsidiaries, and employees from all actions, losses, claims, demands, costs and liabilities (including reasonable attorneys' fees) to which Hauser is or may become subject insofar as they arise out of or are alleged or claimed to arise out of:

      (i) any grossly negligent or willful act or omission by PharmaPrint or its employees, agent or subcontractors,

      (ii) personal injury, death or property damage sustained by any person(s) resulting from the (A) use of the PharmaPrint-Registered Trademark- Herbal Product manufactured by PharmaPrint or by a third party in accordance with Paragraph 3.1 or (B) any matter or process (including the Specifications and/or the PharmaPrint-Registered Trademark- Specifications) specified by PharmaPrint or (C) any changes to or adulteration of the PharmaPrint-Registered Trademark-Herbal Product after shipment by Hauser or (D) the PharmaPrint-Registered Trademark- Herbal Product manufactured by Hauser if Hauser has followed the matters or processes (including the PharmaPrint-Registered Trademark- Specifications) specified and established by PharmaPrint and in other respects has manufactured in accordance with GMP and all applicable laws in the Territory,

      (iii) any labeling, advertising or promotional materials used by PharmaPrint, or

      (iv) any material breach by Hauser of any covenants or warranties of Hauser.

5.5 PharmaPrint represents and warrants that to the best of its knowledge and belief, the manufacture of the PharmaPrint-Registered Trademark- Herbal Products hereunder does not infringe any third party patents in the United States or anywhere in the Territory. PharmaPrint undertakes to indemnify and hold harmless Hauser against all judgments, decrees, costs and expenses, including attorney's fees, resulting from any alleged infringement and shall make its best efforts to defend, upon written request of Hauser, any claim of patent infringement in the use and/or sale of the PharmaPrint-Registered Trademark-Herbal Product manufactured by Hauser under this Agreement. Hauser shall provide prompt notice to PharmaPrint of any such claim of patent infringement and PharmaPrint shall have complete control over any defense or settlement of such claim.

5.6 Hauser shall maintain, during the term of this Agreement, comprehensive general liability insurance with an insurance carrier reasonably acceptable to PharmaPrint, which insurance policy or policies shall maintain the full products hazards provisions with the PharmaPrint-Registered Trademark- Herbal Products hazards limits subject to deductibles not in excess of $10,000 in the aggregate, and with at least $2,500,000 per occurrence and at least $2,500,000 overall coverage for claims of bodily injury and property damage arising out of any loss. Such policy or policies shall extend coverage with respect to occurrence during a policy period, regardless of the dates on which claims arising for such occurrences are made, and shall include PharmaPrint as named insured in such policy or policies. Both parties shall provide notice to the other of any loss, whether actual or threatened, promptly upon receipt of notice thereof.

5.7 PharmaPrint shall maintain, during the term of this Agreement, comprehensive general liability insurance with an insurance carrier reasonably acceptable to Hauser, which insurance policy or policies shall maintain the full products hazards provisions with the PharmaPrint-Registered Trademark- Herbal Product hazards limits subject to deductibles not in excess of $10,000 in the aggregate, and with at least $2,500,000 per occurrence and at least $2,500,000 overall coverage for claims of bodily injury and property damage arising out of any loss. Such policy or policies shall extend coverage with respect to occurrence during a policy period, regardless of the dates on which claims arising for such occurrences are made, and shall include Hauser as named insured in such policy or policies. Both parties shall provide notice to the other of any loss, whether actual or threatened, promptly upon receipt of notice thereof.

5.8 A party entitled to indemnification hereunder agrees to give prompt written notice (in no event later than ten (10) business days following its receipt) to the indemnifying party after the receipt by such party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement. Unless, in the reasonable judgment of the indemnifying party a conflict of interest may exist between the indemnified party and the indemnifying parry with respect to a claim, the indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld.

5.9 The provisions and obligations of this Article V shall survive any termination or expiration of this Agreement.

                                     ARTICLE VI
                           CONFIDENTIALITY AND PUBLICITY

6.1 In connection with prior related disclosures and work, pursuant to the Confidential Disclosure Agreement between the parties of January 24, 1997, which Agreement is incorporated herein by reference, and with the negotiation, execution and performance of this Agreement, Hauser and PharmaPrint have had and will have access to certain confidential and proprietary information of each other, including, but not limited to, financial data, know-how, trade secrets, technology, PharmaPrint's Patent Rights relating to the PharmaPrint process and certain mutual information concerning the identification, characterization and standardization of the biological active components, their biological activity and their percent in the composition of the PharmaPrint-Registered Trademark-Herbal Products of this Agreement. Recognizing that such information is all confidential and represents valuable assets and property to both parties, and the harm that may befall such parties if any of such information is disclosed, Hauser and PharmaPrint agree that for a period of ten (10) years after the execution of the January 24, 1997, Confidential Disclosure Agreement between the parties, referred to above, to hold all such information in confidence and not to use or otherwise disclose any such information to third parties without the prior written consent of the other party: PROVIDED, HOWEVER, that the obligations of confidentiality created herein shall cease to apply to information: (a) that can be demonstrated through documentary evidence to be in, or to come into, the public domain through no fault of Hauser or PharmaPrint;
(b) that can be demonstrated through documentary evidence to have been in either parties possession prior to its disclosure, or can be demonstrated through documentary evidence to have been later disclosed to either party by a third party who, to the receiving party's knowledge, was under no obligation to keep such information confidential; and (c) which, in the written opinion of legal counsel for either party, is required to be disclosed by law or regulation or by the rules of any stock exchange on which Hauser's PharmaPrint's securities are listed, but only to the extent so required and only upon five (5) business days written notice to and followed by consultation with the other party.

6.2 Hauser shall submit to PharmaPrint and PharmaPrint shall submit to Hauser all advertising, herbal product labeling, herbal product literature, written sales promotions, press releases and other publicity matters relating in any way to this agreement or its general subject matter in which Hauser's trademarks, and/or PharmaPrint's trademarks, the PharmaPrint-Registered Trademark- Process, or the Herbal Product produced by said process is mentioned or that contains language from which the connection of said name, trademark, PharmaPrint-Registered Trademark- Process or the PharmaPrint-Registered Trademark- Herbal Product made thereby may be implied or inferred and neither party shall not publish or use such advertising, sales promotion, press release or publicity matters without either parties prior written consent.

6.3 In the event Hauser or PharmaPrint or any of their officers, employees or consultants is requested or required by subpoena, order, discovery request or similar process or by applicable law or regulation or the rules of any stock exchange on which such Hauser or PharmaPrint securities are listed to disclose any information that is required to be held in confidence pursuant to paragraph
6.1 of this Agreement, and Hauser or PharmaPrint is required to disclose such information the disclosing party shall provide advance notice and a copy of the proposed disclosure to the other party and will consult with the other party with respect to taking legally available steps to resist or narrow such request or disclosure. If disclosure of such information is required and Hauser or PharmaPrint is required to disclose such information, it shall furnish only that portion of the information that, in the written opinion of the disclosing parties counsel, such party is legally required to disclose and shall cooperate with any action by the non-disclosing party (at the non-disclosing party's expense) to obtain an appropriate protective order or written or equally reliable assurance that confidential treatment shall be accorded the information

                                    ARTICLE VII
                                  NON-COMPETITION

7.1 During the term of this Agreement (or until termination) and for a period of three (3) years thereafter, Hauser will not engage in the PharmaPrint -Registered Trademark- Process and/or the production of the PharmaPrint-Registered Trademark- Herbal Products, as described herein, for itself or for third parties for marketing and sale.

7.2 Hauser admits and agrees that no right or license is granted to it or its customers or clients (by implication or otherwise) by PharmaPrint under its proprietary technology, know how, or trade secrets or Patent Rights and/or Trademarks or by the performing of Hauser's obligations to PharmaPrint under and pursuant to the Development and Verification Agreement, this Agreement or the Additional Supply Agreements contemporaneously entered into between the parties.

                                    ARTICLE VIII
                                  PAYMENT SCHEDULE

8.1 Payments by PharmaPrint for the PharmaPrint-Registered Trademark- Herbal Products delivered by Hauser shall be due and payable thirty (30) days after such PharmaPrint-Registered Trademark- Herbal Products are received by PharmaPrint, or PharmaPrint's designated contract manufacturer unless otherwise agreed to in writing by the parties. In such an event the net thirty (30) day payments are not met and Hauser has provided PharmaPrint with due correspondence of intention and complied with the termination provisions contained herein, Hauser retains the right to revoke the supply terms.

                                     ARTICLE IX
                              DURATION AND TERMINATION

9.1 This Agreement shall continue in full force and effect until December 31, 2000 unless terminated by either party pursuant to the provisions set forth in this Article X. Further, Hauser hereby grants PharmaPrint an option to extend this Agreement on substantially the same terms of this Agreement on a year-to-year basis if PharmaPrint gives written notice to Hauser that it is exercising the option herein granted on or before July 1st of the year in which this Agreement would otherwise expire by its terms.

9.2 PharmaPrint and Hauser may terminate this Agreement in its entirety, upon mutual agreement, at any time upon thirty (30) days written notice to the other party. At the sole discretion of PharmaPrint, this Agreement can be terminated per the termination terms and conditions of their AHP DSHEA Herbal Products Agreement. In such event, PharmaPrint shall remain obligated to purchase under the terms of purchase orders received or scheduled to be received by Hauser or PharmaPrint for at least ninety (90) days herein such quantities of the PharmaPrint-Registered Trademark- Herbal Product ordered prior to the date termination becomes effective.

9.3 Either party hereto shall be entitled to terminate this Agreement upon thirty (30) days written notice to the other party if the other party shall commit a breach of any material provision hereof and shall not within thirty
(30) days from receipt of notice of such breach by the complaining party remedy the same (if capable of remedy).

9.4 Insofar as is lawful and legally permissible, this Agreement may be terminated with immediate effect by a party upon giving written notice to the other if the other is insolvent or has committed any act of bankruptcy or an order is made or resolution passed for the winding up of the other party.

9.5 Failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall neither be deemed to be a waive of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.

                                     ARTICLE X
                                   MISCELLANEOUS

10.1 Any notice required or permitted under this agreement shall be in writing and deemed to have been sufficiently provided and effectively made as of the delivery date if hand-delivered with written acknowledge thereof, or as of the date received if mailed by registered or certified mail, postage pre-paid, and addressed to the receiving party at its respective address, as follows:

      HAUSER, INC.
      5555 Airport Boulevard
      Boulder, Colorado  80301
      Attn:  President

      PHARMAPRINT, INC.
      4 Park Plaza
      Suite 1900
      Irvine, California  92614
      Attn:  President

10.2 The relationship of the parties under this Agreement is that of independent contractors and not as agents of each other or partners or joint ventures, and neither party shall have the power to bind the other in any way with respect to any obligation to any third party unless a specific power of attorney is provided for such purpose. Each party shall be solely and exclusively responsible for its own employees and operations.

10.3 In the event that the performance of this Agreement or of any obligation hereunder, other than payment of money as herein provided by either party hereto is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such party, the party so affected, upon giving prompt notice to the other party, as to the nature and probable duration of such event shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the party so affected shall use its reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

10.4 For the purpose of the preceding paragraph but without limiting the generality hereof, the following shall be considered as not within the control of the respective party; acts of God, acts or omissions of a governmental agency, compliance with requests, recommendations, rules regulations or orders of any governmental authority or any officer, department, agency or instrument thereof, flood, storms, earthquake, fire, war, riots, insurrection, accidents, acts of the public enemy, invasion, quarantine restrictions, strike, lockout, embargoes, delays or failure in transportation and acts of a similar nature.

10.5 Should one of the provisions of this Agreement become or prove to be null and void, such will be without effect on the validity of this Agreement as a whole. Both parties will, however, endeavor to replace the void provision by a valid one which in its economic effect is most consistent with void provision.


10.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

10.7 This Agreement and the rights and obligations hereunder shall not be assignable by Hauser without the previous written consent of PharmaPrint which consent will not be unreasonably withheld. PharmaPrint may assign this Agreement (i) in connection with the transfer of all or substantially all of the business to which it relates without any such consent, and (ii) in whole or in part to a PharmaPrint Affiliate without any such consent.

10.8 The rights, duties and obligations of Paragraph 2.10 and Articles V, VI, VII and VIII shall survive the termination or expiration of this Agreement.

10.9 This Agreement and the Agreements referenced herein constitutes the entire understanding between the parties regarding the subject matter hereof in the Territory and no party has relied on any representation not expressly set forth or referred to in this Agreement. No amendment, variation, waiver or modification of any of the terms or provisions of this Agreement shall be effected unless set forth in writing, specifically referencing this Agreement, and duly signed on behalf of the parties hereto.

10.10 No press release or other public announcement concerning this Agreement shall be made by either party without the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, except as otherwise required by law according to the written opinion of outside legal counsel. Press releases or other public announcements reasonably required by law according to the opinion as aforementioned shall be reviewed with the other party and their comments given due consideration.



      IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be executed effective as of the date set forth above.


HAUSER, INC.                            PHARMAPRINT INCORPORATED


By: /s/ Martin Wehr                     By: /s/ R.J. Burgess
   ---------------------------             -------------------------------

Title:      COO                         Title:     COO
      ------------------------                ----------------------------